Filed Pursuant to Rule 424(b)(3)

Registration Number 333-141151

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated March 8, 2007)

$300,000,000

Alliant Techsystems Inc.

This prospectus supplement supplements information contained in the prospectus dated March 8, 2007, covering the resale by the selling securityholders of our 2.75% Convertible Senior Subordinated Notes due 2011, which we refer to as the notes, and the ATK common shares issuable upon conversion of the notes.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto.  The terms of the notes are set forth in the prospectus.

Investing in the notes and our common shares involves risks.  See “Risk Factors” beginning on page 8 of the prospectus dated March 8, 2007.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 22, 2007

SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

The table below supplements or amends the table of securityholders contained on pages 70 through 75 of the prospectus dated March 8, 2007.  Where the name of a selling securityholder identified in the table below also appears in the table in a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the previous prospectus supplement.  This information was furnished to us by the selling securityholders listed below on or before March 22, 2007.  Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

Name	Aggregate Principal Amount at Maturity of Notes that May be Sold	Percentage of Notes Outstanding	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Underlying the Notes and Offered Hereby (2)
Allstate Insurance Company	4,000,000	1.33%	19,000	41,447
American Medical Association	100,000	*	—	1,036
CBI Pension Plan	25,000	*	—	259
Cervantes Portfolio LLC	300,000	*	—	3,109
Citadel Equity Fund Ltd.	25,000,000	8.33%	—	259,043
City of Cincinnati Retirement System	150,000	*	—	1,554
Fairfax County Employees Retirement System	150,000	*	—	1,554
Fleet Maritime, Inc.	600,000	*	—	6,217
FORE Convertible Master Fund Ltd.	100,000	*	—	1,036
Houston Police Officers Pension System	250,000	*	—	2,590
Kellogg Company Master Retirement Trust	500,000	*	—	5,181
The Kellogg Company — Welfare Benefit Trust	250,000	*	—	2,590
New York City Employees’ Retirement System	1,000,000	*	—	10,362
New York City Police Pension Fund	250,000	*	—	2,590
Praxair, Inc.	100,000	*	—	1,036
Producers — Writers Guild of America Pension Plan	300,000	*	—	3,109
Reform Pension Board	100,000	*	—	1,036
Retirement Program Plan for Employees of the US Enrichment Corp.	200,000	*	—	2,072
Rockwell Automation Master Trust	100,000	*	—	1,036
The Salvation Army — Eastern Territory	150,000	*	—	1,554
Southwest Carpenters Pension Trust	200,000	*	—	2,072
Teachers’ Retirement System for the City of New York	1,000,000	*	—	10,362

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The TJX Companies Inc. Retirement Plan Trust	100,000	*	—	1,036
University of Southern California	250,000	*	—	2,590
Wyeth Retirement Plan — U.S. Master Trust	500,000	*	—	5,181
Xavex Convertible Arbitrage 2 Fund	150,000	*	—	1,554

*                                         Less than one percent (1%).

(1)                                  Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act.  Excludes ATK common shares issuable upon conversion of the holder’s notes.

(2)                               Assumes conversion of all of the holder’s notes at a conversion rate of 10.3617 ATK common shares per $1,000 principal amount of notes and that such conversion amount is not paid in cash.  This conversion rate is subject to adjustment as described under “Conversion Rate Adjustments” in the prospectus dated March 8, 2007.  As a result, the number of ATK common shares, if any, issuable upon conversion of the notes may increase or decrease in the future.

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